Exhibit 99.1

Shake Shack Appoints Katherine Fogertey as Chief Financial Officer

NEW YORK, NY (Business Wire) — June 9, 2021 — Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced that Katherine Fogertey has been appointed to serve as the Company’s Chief Financial Officer, effective June 14, 2021. Katie joins Shake Shack’s executive leadership team and will be responsible for leading financial operations across the Company, including accounting and control, financial planning and analysis, operations finance, investor relations and external reporting.

Katie brings to Shake Shack more than 15 years of financial and investment experience, including equity and derivatives research, financial modeling and forecasting, and a deep understanding and focus on the restaurant industry.

Randy Garutti, CEO of Shake Shack, stated, "I am excited to welcome Katie to the Shake Shack leadership team as CFO. She brings extensive financial experience, knowledge of our brand and deep industry and capital markets insights. I know Katie will be a natural fit in our Shake Shack culture, and I’m looking forward to working with her and our entire team as our business enters a new phase of exciting growth ahead.”

Prior to joining Shake Shack, Ms. Fogertey spent over 15 years at Goldman Sachs in New York City where she rose to lead analyst covering the restaurant sector. In this position, she had a heavy focus on the impact of technology and growth opportunities in the sector. Prior, she was a lead analyst for Derivatives and ETF research. She has held various leadership roles during her tenure at Goldman Sachs, including co-head of the Global Investment Research Women's Network. Katie is from St. Louis, MO and holds a BSBA from Washington University in St. Louis in Accounting, Finance and International Business.

"I have always admired the incredible brand Shake Shack has built and maintained, while accelerating its expansion and growth across the globe. I am beyond thrilled to be joining the team at such a pivotal time in the Company’s journey. The Shack brand is stronger than ever and well positioned to capitalize on all the many opportunities ahead,” said Katie Fogertey.

Katie will be based in Shake Shack’s home office in New York City.

Photo available here.

About Shake Shack

Shake Shack is a modern day "roadside" burger stand serving a classic American menu of premium burgers, chicken sandwiches, hot dogs, crinkle cut fries, shakes, frozen custard, beer and wine. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand for Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to approximately 330 locations in 32 U.S. States and the District of Columbia, including more than 100 international locations including London, Hong Kong, Shanghai, Singapore, Philippines, Mexico, Istanbul, Dubai, Tokyo, Seoul and more.

Investor Contact:

ICR

Melissa Calandruccio,

Michelle Michalski,

(844) SHACK04 (844-742-2504)

investor@shakeshack.com

Media Contact:

Shake Shack

Kristyn Clark

kclark@shakeshack.com

Source: Shake Shack Inc.